Exhibit 4.26

Execution Copy

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT is entered into as of March 16, 2004 by and among the entities which are listed on the signature pages hereof as debtors (each, a “Debtor” and collectively, the “Debtors”), and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its capacity as agent (the “Agent”) for the Lenders party to the Credit Agreement referred to below, as Swing Line Lender and as LC Issuer.

PRELIMINARY STATEMENT

WHEREAS, Midas, Inc. (“Midas”), its subsidiaries that are named therein as borrowers and guarantors, and Agent entered into that certain Loan and Security Agreement dated as of March 27, 2003 (as amended through the date hereof, the “Prior Credit Agreement”);

WHEREAS, the Prior Credit Agreement sets forth the terms and conditions applicable to the grant of a security interest in all assets of each such borrower and guarantor in favor of the Agent (such terms and conditions relating to such security interests being referred to herein as the “Prior Security Agreement”);

WHEREAS, the borrowers named therein, the lenders from time to time party thereto (the “Lenders”), the Agent, National City Bank of Michigan/Illinois, as Syndication Agent and LaSalle Bank National Association, as Documentation Agent are entering into that certain Amended and Restated Credit Agreement, dated as of March 16, 2004 (such Agreement, as further amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Credit Agreement”) which agreement amends and restates the Prior Credit Agreement; and

WHEREAS, the Debtors are entering into this Amended and Restated Security Agreement (as it may be further amended, restated, supplemented or modified from time to time, the “Security Agreement”) in order to amend and restate the Prior Security Agreement and to induce the Lenders to enter into the Credit Agreement.

ACCORDINGLY, the Debtors and the Agent, on behalf of the Lenders, hereby agree that the Prior Security Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2. Terms Defined in Illinois Uniform Commercial Code. Terms defined in the Illinois UCC which are not otherwise defined in this Security Agreement are used herein as defined in the Illinois UCC.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, and Other Collateral wherever located, in which any Debtor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Commercial Tort Claims” means those certain currently existing commercial tort claims of any Debtor.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Illinois UCC.

“Default” means an event described in Section 5.1.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Documents” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Equipment” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the Illinois UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Illinois UCC” means the Illinois Uniform Commercial Code as in effect from time to time.

“Instruments” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Inventory” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the Illinois UCC.

“Lenders” means the lending institutions listed on the signature pages of the Credit Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes Bank One in its capacity as Swing Line Lender.

“Obligations” means any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all fees, costs and expenses incurred by the Agent or the Lenders in connection with the preparation, administration, collection or enforcement thereof), of any Debtor to the Agent or any Lender or any branch, subsidiary or affiliate thereof, arising under or pursuant to this Security Agreement, the Credit Agreement and any promissory note or notes now or hereafter issued under the Credit Agreement.

“Other Collateral” means any property of a Debtor, other than real estate, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Investment Property and Pledged Deposits, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of a Debtor.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Debtor may from time to time designate as pledged to the Agent or to any Lender as security for the Obligations, and all rights to receive interest on said deposits.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Debtor and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” means any and all obligations of a Debtor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the obligations under the Credit Agreement, the Required Lenders, (b) after an acceleration of the obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lenders and their Affiliates holding in the aggregate at least 66 2/3% of the total of (i) the unpaid principal amount of outstanding Advances and (ii) the aggregate net early termination payments and all other amounts then due and unpaid from any Debtor to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Agent in its reasonable discretion, and (z) after the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (whether or not the obligations under the Credit Agreement were ever accelerated), Lenders and their Affiliates holding in the aggregate at least 66 2/3% of the aggregate net early termination payments and all other amounts then due and unpaid from any of the Debtors to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Agent in its reasonable discretion.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means (a) the Obligations, (b) the Rate Management Obligations entered into with one or more of the Lenders and their Affiliates and (c) all other “Obligations” (as defined in the Credit Agreement).

“Security” has the meaning set forth in Article 8 of the Illinois UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Debtor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Debtor now has or hereafter acquires any right, issued by an issuer of such securities.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Debtor hereby reaffirms its existing pledge, assignment and grant to the Agent, on behalf of and for the ratable benefit of the Lenders and (to the extent specifically provided herein) their Affiliates, of a security interest in all of such Debtor’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Agent and the Lenders that:

3.1. Title, Authorization, Validity and Enforceability. Such Debtor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has full corporate or limited liability company power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Debtor of this Security Agreement has been duly authorized by proper corporate or limited liability company proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Debtor and creates a security interest which is enforceable against such Debtor in all now owned and hereafter acquired Collateral. When financing statements have been filed in the appropriate offices against such Debtor in the locations listed on Exhibit B, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing, subject only to Permitted Liens.

3.2. Conflicting Laws and Contracts. Neither the execution and delivery by such Debtor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Debtor or such Debtor’s articles or certificate of incorporation or formation or by-laws or operating agreement, the provisions of any indenture, instrument or agreement to which such Debtor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Agent on behalf of and for the benefit of the Lenders).

3.3. Type and Jurisdiction of Organization. Such Debtor is a type of entity, and is organized under the laws of the State, all as set forth on Exhibit A.

3.4. Principal Location. Such Debtor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A; such Debtor has no other places of business except those set forth in Exhibit A.

3.5. Property Locations. The Inventory, Equipment and Fixtures are located solely at the locations described in Exhibit A. Except as disclosed on Exhibit A hereto, all of said locations are owned by a Debtor except for locations (a) which are leased by a Debtor as lessee and designated in Part B of Exhibit A and (b) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit A, with respect to which Inventory a Debtor has delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Agent’s and the Lenders’ security interest in such Inventory.

3.6. No Other Names. Except as set forth on Exhibit A, such Debtor has not conducted business under any name except the name in which it has executed this Security Agreement, which is the exact name as it appears in such Debtor’s organizational documents, as amended, as filed with such Debtor’s jurisdiction of organization.

3.7. No Default. No Default or Unmatured Default exists.

3.8. Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper pledged hereunder are and will be correctly stated in all material respects in all records of such Debtor relating thereto and in all invoices and reports with respect thereto furnished to the Agent by such Debtor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Debtor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

3.9. Filing Requirements. None of the Equipment is covered by any certificate of title, except for motor vehicles owned by the Debtors. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for patents, trademarks and copyrights held by the Debtors and described in Exhibit B. The street address of all real property of the Debtors, including all property on which any Fixtures are located is set forth in Exhibit C together with the name and address of the record owner of each such property (the “Real Property”).

3.10. No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Debtor as debtor has been filed in any jurisdiction except (a) financing statements naming the Agent, as agent for the Lenders, as the secured party and (b) as described in Exhibit D.

3.11. Federal Employer Identification Number. Such Debtor’s Federal employer identification number is set forth on Exhibit A.

3.12. State Organization Number. If such Debtor is a registered organization, such Debtor’s State organization number is set forth on Exhibit A.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

4.1.	General.

4.1.1. Inspection. Each Debtor will permit the Agent or any Lender, by its representatives and agents (a) to inspect the Collateral, (b to examine and make copies of the records of such Debtor relating to the Collateral and (c) to discuss the Collateral and the related records of such Debtor with, and to be advised as to the same by, such Debtor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all upon prior notice to such Debtor and at such reasonable times and intervals as the Agent or such Lender may determine, and all at such Debtor’s expense.

4.1.2. Taxes. Each Debtor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which no Lien exists.

4.1.3. Records and Reports; Notification of Default. Each Debtor will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Agent shall from time to time reasonably request. Each Debtor will give prompt notice in writing to the Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to materially and adversely affect the Collateral.

4.1.4. Financing Statements and Other Actions; Defense of Title. Each Debtor hereby authorizes the Agent to file, and if requested will execute and deliver to the Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral. Each Debtor will take any and all commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Agent and Lenders in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5. Disposition of Collateral. No Debtor will sell, lease or otherwise dispose of the Collateral except (a) prior to the occurrence of a Default or Unmatured Default, dispositions specifically permitted pursuant to Section 6.13 of the Credit Agreement, (b) until such time following the occurrence of a Default as any Debtor receives a notice from the Agent instructing such Debtor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (c) until such time as any Debtor receives a notice from the Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6. Liens. No Debtor will create, incur, or suffer to exist any Lien on the Collateral except (a) the security interest created by this Security Agreement and (b) other Permitted Liens.

4.1.7. Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Debtor will:

(a)	preserve its existence as a corporation or limited liability company, as applicable, and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, except as permitted by Section 6.12 of the Credit Agreement; provided that the surviving entity in such merger agrees to be bound by the terms of this Security Agreement and the Agent shall be satisfied that the Lenders have a first priority perfected Lien on the Collateral owned by such surviving entity;

(b)	not change its state of organization;

(c)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit A; and

(d)	not (i) have any Inventory, Equipment or Fixtures or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit A, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless such Debtor shall have given the Agent not less than 30 days’ prior written notice of such event or occurrence and the Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Agent’s or Lenders’ security interest in the Collateral, or (y) taken such steps (with the cooperation of such Debtor to the extent necessary or advisable) as are necessary or advisable in the Agent’s determination to properly maintain the validity, perfection and priority of the Agent’s and Lenders’ security interest in the Collateral.

4.1.8. Other Financing Statements. No Debtor will sign or authorize the signing on its behalf or the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.6.

4.2.	Receivables.

4.2.1. Certain Agreements on Receivables. No Debtor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof except that, prior to the occurrence of a Default, a Debtor may reduce the amount of Accounts in accordance with its present policies and in the ordinary course of business.

4.2.2. Collection of Receivables. Except as otherwise provided in this Security Agreement, each Debtor will collect and enforce, at the Debtor’s sole expense, all amounts due or hereafter due to such Debtor under the Receivables.

4.2.3. Delivery of Invoices. Each Debtor will deliver to the Agent immediately upon its request after the occurrence of a Default duplicate invoices with respect to each Account bearing such language of assignment as the Agent shall specify.

4.2.4. Disclosure of Counterclaims on Receivables. If (a any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists, other than in the ordinary course of business or (b) if, to the knowledge of a Debtor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, other than in the ordinary course of business, such Debtor will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of such Debtor relating to such Receivable and in connection with any invoice or report furnished by such Debtor to the Agent relating to such Receivable.

4.3.	Inventory and Equipment.

4.3.1. Maintenance of Goods. Each Debtor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition other than obsolete Equipment.

4.3.2. Insurance. Each Debtor will (a) maintain fire and extended coverage insurance on the Inventory and Equipment containing a lender’s loss payable clause in favor of the Agent, for the benefit of the Lenders, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Agent, (b) maintain such other insurance on the Collateral for the benefit of the Agent as the Agent shall from time to time request, (c) furnish to the Agent upon the request of the Agent from time to time the originals of all policies of insurance on the Collateral and certificates with respect to such insurance and (d) maintain general liability insurance naming the Agent, on behalf of the Lenders, as an additional insured.

4.3.3. Titled Vehicles. While a Default has occurred and is continuing, at the Agent’s request, each Debtor will give the Agent notice of its acquisition of any vehicle covered by a certificate of title, deliver to the Agent the original of any vehicle title certificate and do all things necessary to have the Lien of the Agent, for the benefit of the Lenders, noted on any such certificate.

4.4. Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Each Debtor will (a) deliver to the Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist) except as set forth on Exhibit E, (b) hold in trust for the Agent upon receipt and immediately thereafter deliver to the Agent any Chattel Paper, Securities and Instruments constituting Collateral, (c) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall specify, and (d) upon the Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and immediately deliver to the Agent) any Document evidencing or constituting Collateral and any Chattel Paper, Securities and Instruments set forth on Exhibit E.

4.5. Uncertificated Securities and Certain Other Investment Property. Each Debtor will permit the Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Agent for the benefit of the Lenders granted pursuant to this Security Agreement. Each Debtor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Collateral and which are Securities and (b) any financial intermediary which is the holder of any Investment Property, to cause the Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, each Debtor will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent.

4.6. Stock and Other Ownership Interests.

4.6.1. Changes in Capital Structure of Issuers. No Debtor will (a) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (b) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing.

4.6.2. Issuance of Additional Securities. No Debtor will permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to each Debtor.

4.6.3. Registration of Pledged Securities and other Investment Property. Each Debtor will permit any registerable Collateral to be registered in the name of the Agent or its nominee at any time at the option of the Required Secured Parties.

4.6.4. Exercise of Rights in Pledged Securities and other Investment Property. Each Debtor will permit the Agent or its nominee at any time after the occurrence of a Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.

4.7. Pledged Deposits. No Debtor will withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Agent.

4.8. Deposit Accounts. Each Debtor will (a) upon the Agent’s request, cause each bank or other financial institution in which it maintains (i) a Deposit Account to enter into a control agreement with the Agent, in form and substance satisfactory to the Agent in order to give the Agent Control of the Deposit Account or (ii) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (b) upon the Agent’s request, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Agent, transferring ownership of the Deposit Account to the Agent or transferring dominion and control over each such other deposit to the Agent. In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.9. Letter-of-Credit Rights. Each Debtor will upon the Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Agent Control of the letter-of-credit rights to such letter of credit for the benefit of Lenders.

4.10. Federal, State or Municipal Claims. Each Debtor will notify the Agent of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

ARTICLE V

DEFAULT

5.1. The occurrence of any one or more of the following events shall constitute a Default:

5.1.1. Any representation or warranty made by or on behalf of any Debtor under or in connection with this Security Agreement shall be false in all material respects as of the date on which made.

5.1.2. The breach by any Debtor of any of the terms or provisions of Article IV or Article VII.

5.1.3. The breach by any Debtor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2) of any of the terms or provisions of this Security Agreement which is not remedied within 20 days after the giving of written notice to such Debtor by the Agent.

5.1.4. Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1.5 or 8.7 or shall be lost, stolen, damaged or destroyed.

5.1.5. Any Secured Obligation shall not be paid within five days after the same becomes due, whether at stated maturity, upon acceleration, or otherwise.

5.1.6. The occurrence of any “Default” under, and as defined in, the Credit Agreement.

5.1.7. Any limited partnership interests or ownership interests in a limited liability company which are included within the Collateral shall at any time constitute a Security or the issuer of any such interests shall take any action to have such interests treated as a Security unless (a) all certificates or other documents constituting such Security have been delivered to the Agent and such Security is properly defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (b) the Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

5.2. Remedies. Upon the occurrence of a Default, the Agent may, with the concurrence or at the direction of the Required Secured Parties, exercise any or all of the following rights and remedies:

5.2.1. Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Agent and the Lenders prior to a Default.

5.2.2. Those rights and remedies available to a secured party under the Illinois UCC (whether or not the Illinois UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3. Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

The Agent, on behalf of the secured parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Rate Management Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Rate Management Obligations pursuant to the terms of the agreement governing any Rate Management Transaction.

5.3. Debtor’s Obligations Upon Default. Upon the request of the Agent after the occurrence and during the continuance of a Default, each Debtor will:

5.3.1. Assembly of Collateral. Assemble and make available to the Agent the Collateral and all records relating thereto at any place or places specified by the Agent.

5.3.2. Secured Party Access. Permit the Agent, by the Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.4. License. The Agent, for the benefit of Lenders, is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, each Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, each Debtor’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for the benefit of Lenders. In addition, each Debtor hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of a Default, sell any of each Debtor’s Inventory directly to any person, including without limitation persons who have previously purchased each Debtor’s Inventory from each Debtor and in connection with any such sale or other enforcement of the Agent’s or Lenders’ rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to a Debtor and any Inventory that is covered by any copyright owned by or licensed to a Debtor and the Agent may finish any work in process and affix any trademark owned by or licensed to a Debtor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Agent or any Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Agent with the concurrence or at the direction of the Required Lenders pursuant to Section 8.2 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1. Lockboxes. After the occurrence and during the continuance of a Default, upon request of the Agent, each Debtor shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent for the benefit of Lenders granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

7.2. Collection of Receivables. After the occurrence and during the continuance of a Default, the Agent may at any time, by giving each Debtor written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Lenders. In such event, each

Debtor shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables of the Lenders’ interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Agent. Upon receipt of any such notice from the Agent, each Debtor shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

7.3. Special Collateral Account. After the occurrence and during the continuance of a Default, the Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations. No Debtor shall have any control whatsoever over said cash collateral account. If no Default has occurred or is continuing, the Agent shall from time to time deposit the collected balances in said cash collateral account into the applicable Debtor’s general operating account with the Agent. If any Default or Unmatured Default has occurred and is continuing, the Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4. Application of Proceeds. The proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a) FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Security Agreement;

(b) SECOND, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

(c) THIRD, to payment of the principal of the Secured Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from any Debtor to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them;

(d) FOURTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and

(e) FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Agent into the applicable Debtor’s general operating account with the Agent.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Notice of Disposition of Collateral; Condition of Collateral. Each Debtor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Debtors, addressed as set forth in Article IX, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

8.2. Compromises and Collection of Collateral. The Debtors and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Debtor agrees that the Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

8.3. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Agent may perform or pay any obligation which a Debtor has agreed to perform or pay in this Security Agreement and the Debtors, jointly and severally, shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 8.3. The Debtors’ obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.4. Authorization for Secured Party to Take Certain Action. Each Debtor irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (a) to execute on behalf of such Debtor as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (b) to indorse and collect any cash proceeds of the Collateral, (c) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s and Lenders’ security interest in the Collateral, (d) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Agent Control over such Securities or other Investment Property, (e) subject to the terms of Section 4.1.5, to enforce payment of the Receivables in the name of the Agent or such Debtor, (f) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII and (g) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and the Debtors, jointly and severally, agree to reimburse the Agent on demand for any payment made or any expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve any Debtor of any of its obligations under this Security Agreement, the Credit Agreement or under any other Loan Document to which it is a party.

8.5. Specific Performance of Certain Covenants. Each Debtor acknowledges and agrees that a breach of any of the covenants contained in Section 4.1.5, 4.1.6, 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Agent and the Lenders, that the Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the Lenders to seek and obtain specific performance of other obligations of the Debtors contained in this Security Agreement, that the covenants of the Debtors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Debtors.

8.6. Use and Possession of Certain Premises. Upon the occurrence of a Default, the Agent shall be entitled to occupy and use any premises owned or leased by the Debtors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Debtor for such use and occupancy.

8.7. Dispositions Not Authorized. No Debtor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 and notwithstanding any course of dealing between any Debtor and the Agent or other conduct of the Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5) shall be binding upon the Agent or the Lenders unless such authorization is in writing signed by the Agent with the consent or at the direction of the Required Lenders.

8.8. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Debtors, the Agent and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Debtor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Agent.

8.9. Survival of Representations. All representations and warranties of the Debtors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.10. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Debtors, together with interest and penalties, if any. The Debtors, jointly and severally, shall reimburse the Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Debtors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Debtors. The obligations of the Debtors under this Section 8.10 shall survive the termination of this Security Agreement.

8.11. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.12. Termination. This Security Agreement and the Liens granted hereunder shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (a) the Credit Agreement has terminated pursuant to its express terms and (b) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Agent or the Lenders which would give rise to any Secured Obligations are outstanding.

8.13. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Debtors and the Agent relating to the Collateral and supersedes all prior agreements and understandings between the Debtors and the Agent relating to the Collateral.

8.14. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.15. Distribution of Reports. The Debtors authorize the Agent, as the Agent may elect in its sole discretion, to discuss with and furnish to its affiliates and to the Lenders or to any other person or entity having an interest in the Secured Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to the Debtors and their Subsidiaries whether such information was provided by the Debtors or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Debtors’ and their Subsidiaries’ condition which the Agent may in its sole discretion prepare and elect to distribute, nor shall the Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto

8.16. Indemnity. The Debtors, jointly and severally, hereby agree to indemnify the Agent and the Lenders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) imposed on, incurred by or asserted against the Agent or the Lenders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Agent or the Lenders or any Debtor, and any claim for patent, trademark or copyright infringement).

8.17. Action on Instructions of Lenders. Subject to the provisions of Article X of the Credit Agreement, the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, but shall take such discretionary actions if so requested in writing by the Required Lenders.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Article XIII of the Credit Agreement.

9.2. Change in Address for Notices. Each of the Debtors, the Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE AGENT

Bank One, NA has been appointed Agent for the Lenders hereunder pursuant to Article X of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

[signature pages follow]

IN WITNESS WHEREOF, the Debtors and the Agent have executed this Security Agreement as of the date first above written.

DEBTORS:

MIDAS, INC., a Delaware corporation

By:
Title:

MIDAS INTERNATIONAL CORPORATION, a Delaware corporation

By:
Title:

MIDAS INTERNATIONAL CORPORATION, a Wyoming corporation

By:
Title:

PARTS WAREHOUSE, INC., a Delaware corporation

By:
Title:

PROGRESSIVE AUTOMOTIVE SYSTEMS, INC., a Delaware corporation

By:
Title:

COSMIC HOLDINGS LLC, a Delaware limited liability company

By:
Title:

Signature Page to Amended and Restated Security Agreement

COSMIC HOLDINGS CORPORATION, a Delaware corporation

By:
Title:

INTERNATIONAL PARTS CORPORATION, a Delaware corporation

By:
Title:

MIDAS REALTY CORPORATION, a Delaware corporation
By:
Title:

HUTH, INC., a Delaware corporation

By:
Title:

MIDAS ILLINOIS INC, an Illinois corporation

By:
Title:

MUFFLER CORPORATION OF AMERICA, an Illinois corporation

By:
Title:

MIDAS PROPERTIES, INC., a New York corporation

By:
Title:

Signature Page to Amended and Restated Security Agreement

DEALERS WHOLESALE, INC., a Delaware corporation

By:
Title:

AGENT:

BANK ONE, NA, as Agent

By:
Title:

Signature Page to Amended and Restated Security Agreement

EXHIBIT A

(See Sections 3.3, 3.4, 3.5, 3.6, 3.11, 3.12, 4.1.7 and 9.1 of Security Agreement)

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address of each of the Debtors is as follows:

[CONFIRM]

1300 Arlington Heights Road

Itasca, Illinois 60143-1274

Attention: Mr. Alvin K. Marr

Locations of Inventory and Equipment and Fixtures:

A. Properties Owned by each of the Debtors:

B. Properties Leased by each of the Debtors (Include Landlord’s Name):

C. Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

The Federal Employer Identification Numbers, State ID Numbers, type of entity and state of organization for each Debtor are as shown below: [TO BE VERIFIED BY BORROWERS]

Debtor	State of Organization	Type of Entity	FEIN	State ID Number
Midas, Inc.	Delaware	Corporation
Midas International Corporation	Delaware	Corporation	36-1265336	0541809
Midas International Corporation	Wyoming	Corporation
Midas Realty Corporation	Delaware	Corporation	36-2545665	0540123
Parts Warehouse, Inc.	Delaware	Corporation	36-4227501	2870248
Midas Properties, Inc.	New York	Corporation	36-2798574	n/a
Cosmic Holdings LLC	Delaware	Limited Liability Company	36-4470369	3439601
Cosmic Holdings Corporation	Delaware	Corporation
Dealers Wholesale, Inc.	Delaware	Corporation	36-4227500	2886450
Huth, Inc.	Delaware	Corporation	36-4227503	2855595
Midas Illinois Inc	Illinois	Corporation	36-3866670	5710-310-8
Muffler Corporation of America	Illinois	Corporation	36-2237852	3358-158-1
Progressive Automotive Systems, Inc.	Delaware	Corporation	36-4413486	3338565
International Parts Corporation	Delaware	Corporation	36-4227502	2855688

Other Debtor Names: [Confirm]

Entity	Names
Midas, Inc.
Midas International Corporation (DE)	None
Midas International Corporation (WY)
Midas Realty Corporation	None
Parts Warehouse, Inc.	None
Midas Properties, Inc.	None
Cosmic Holdings LLC	Midas
Cosmic Holdings Corporation
Dealers Wholesale, Inc.	None
Huth, Inc.	None
Midas Illinois Inc	None
Muffler Corporation of America	None
Progressive Automotive Systems, Inc.	Parts Warehouse Acquisition Corporation (12/29/00 – 2/20/01)
International Parts Corporation	None

EXHIBIT B

(See Section 3.1 and 3.9 of Security Agreement)

1. OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Office	Debtor
Secretary of State of Delaware

Midas, Inc.

Midas International Corporation (DE)

Parts Warehouse, Inc.

Progressive Automotive Systems, Inc.

Dealers Wholesale, Inc.

Cosmic Holdings LLC

Cosmic Holdings Corporation

Huth, Inc.

International Parts Corporation

Midas Realty Corporation

Secretary of State of Illinois	Midas Illinois Inc Muffler Corporation of America
Secretary of State of New York	Midas Properties, Inc.
Secretary of State of Wyoming	Midas International Corporation (WY)

2. PATENTS, COPYRIGHTS, TRADEMARKS PROTECTED UNDER FEDERAL LAW

EXHIBIT C

(See Section 3.9 of Security Agreement)

COUNTY AND STREET ADDRESS OF PROPERTY ON WHICH

FIXTURES ARE LOCATED:

Name and Address of Record Owner:

EXHIBIT D

(See Sections 3.10 and 4.1.6 of Security Agreement)

EXISTING LIENS ON THE COLLATERAL

Secured Party	Collateral	Principal Balance	Maturity

EXHIBIT E

(See Section 4.4 of Security Agreement)

CHATTEL PAPER AND INSTRUMENTS NOT DELIVERED TO AGENT